Exhibit 99.1

NEWS RELEASE

SPX REPORTS FIRST QUARTER 2011 RESULTS

Revenues Up 11% to $1.2 Billion

Earnings Per Share from Continuing Operations of $0.49

Raises 2011 EPS Guidance Range to $4.25 to $4.55

from $4.20 to $4.50 Per Share

CHARLOTTE, NC — May 4, 2011 — SPX Corporation (NYSE:SPW) today reported results for the first quarter ended April 2, 2011:

First Quarter Highlights:

•                  Revenues increased 10.5% to $1.20 billion from $1.08 billion in the year-ago quarter.  Organic revenues* increased 5.8%, while completed acquisitions and currency fluctuations increased revenues by 2.6% and 2.1%, respectively.

•                  Segment income and margins were $114.5 million and 9.5%, compared with $106.5 million and 9.8% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $0.49, compared with $0.37 in the year-ago quarter.

•                  Net cash used in continuing operations was $35.4 million, compared with $25.2 million in the year-ago quarter. The increase was due primarily to investments in working capital, which more than offset an increase in operating income.

•                  Free cash flow from continuing operations* during the quarter was a negative $51.8 million, compared with a negative $37.0 million in the year-ago quarter.  The decline was due primarily to the items noted above, in addition to higher capital expenditures in 2011.

“In the first quarter of 2011, we achieved financial results that were largely in line with our expectations,” said Christopher J. Kearney, Chairman, President and Chief Executive Officer of SPX.  “Organic growth in the quarter was driven by continued strength in our early cycle businesses, partially offset by declines in our late cycle power and energy businesses.

“We are encouraged by positive order trends for power transformers and continued strong orders in our Flow Technology segment. During the quarter we completed two acquisitions that are excellent strategic fits with our Flow Technology and Test and Measurement segments, and we remain well positioned to make future strategic investments.

“Looking ahead, we anticipate steady sequential improvement and a much stronger second half for SPX.  For the full year, we expect a return to growth for both organic revenue and earnings.  Our outlook for the year has improved modestly, and as such we have raised our earnings per share guidance range to $4.25 to $4.55 from the previous range of $4.20 to $4.50 per share.  Our free cash flow guidance remains at $220 to $260 million,” added Kearney.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the first quarter of 2011 were $455.9 million compared to $354.0 million in the first quarter of 2010, an increase of $101.9 million, or 28.8%.  Organic revenues increased 18.1%, reflecting strong demand across the majority of the segment’s end markets.  This was led by sales of large-scale systems and components for the food and beverage market and components for the power and energy market.  The 2010 acquisitions of Anhydro and Gerstenberg Schroeder increased reported revenues by 7.5%, while the impact of currency fluctuations increased reported revenues by 3.2%, from the year-ago quarter.

Segment income was $56.4 million, or 12.4% of revenues, in the first quarter of 2011 compared to $41.3 million, or

11.7% of revenues, in the first quarter of 2010.  Segment income and margin increased due primarily to the organic growth noted above.  This was partially offset by segment margin dilution of 30 basis points from the acquisitions of Anhydro and Gerstenberg Schroeder.

Test and Measurement

Revenues for the first quarter of 2011 were $248.9 million compared to $204.4 million in the first quarter of 2010, an increase of $44.5 million, or 21.8%.  Organic revenues increased 20.2%, driven primarily by increased sales of diagnostic and service tools to vehicle manufacturers and their dealer service networks.  The impact of currency fluctuations increased reported revenues by 1.6% from the year-ago quarter.

Segment income was $19.6 million, or 7.9% of revenues, in the first quarter of 2011 compared to $13.4 million, or 6.6% of revenues, in the first quarter of 2010.  The increase in segment income and margins was due primarily to the impact of the organic revenue increase noted above.

Thermal Equipment and Services

Revenues for the first quarter of 2011 were $325.3 million compared to $352.4 million in the first quarter of 2010, a decrease of $27.1 million, or 7.7%.  Organic revenues declined 9.9% in the quarter, driven primarily by lower revenue from cooling systems, particularly high-margin dry cooling projects in China.  The impact of currency fluctuations increased reported revenues by 2.2% from the year-ago quarter.

Segment income was $21.3 million, or 6.5% of revenues, in the first quarter of 2011 compared to $31.7 million, or 9.0% of revenues, in the first quarter of 2010.  The decline in segment income and margins was due primarily to the impact of the organic revenue decline noted above.

Industrial Products and Services

Revenues for the first quarter of 2011 were $168.9 million compared to $173.8 million in the first quarter of 2010, a decrease of $4.9 million, or 2.8%.  Organic revenues declined 3.9% in the quarter, driven primarily by volume and pricing declines for power transformers partially offset by revenue growth in solar crystal growers and hydraulic tools.  Completed acquisitions increased reported revenues by 0.8%, while the impact of currency fluctuations increased reported revenues by 0.3%, from the year-ago quarter.

Segment income was $17.2 million, or 10.2% of revenues, in the first quarter of 2011 compared to $20.1 million, or 11.6% of revenues, in the first quarter of 2010.  The decrease in segment income and margins was due primarily to the organic declines noted above, most notably the pricing decline for power transformers.  This was partially offset by an insurance recovery of $6.3 million related to a product liability matter that was settled in 2007.

OTHER ITEMS

Dividend:   On February 24, 2011, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on March 16, 2011, which was paid on April 5, 2011.

Acquisitions:  On March 9, 2011 the company announced it had completed the acquisition of B.W. Murdoch, Ltd. in the Flow Technology segment.  This business, based in Auckland, New Zealand, is a leading engineering company providing processing solutions to the food and beverage industry.  In addition, on March 22, 2011, the company completed the previously announced acquisition of Teradyne Diagnostics Solutions in the Test and Measurement segment.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended April 2, 2011 with the Securities and Exchange Commission by May 12, 2011.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with nearly $5 billion in annual revenue, operations in more than 35 countries and approximately 15,500 employees.  The company’s highly-specialized, engineered products and technologies serve customers in three primary strategic growth markets: infrastructure, process equipment and diagnostic tools.  Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand, particularly in emerging markets, for electricity, processed foods and beverages and vehicle services.  The company’s products include thermal heat transfer equipment for power plants; power transformers for utility companies; process equipment for the food & beverage industry; and diagnostic tools and equipment for the vehicle service industry.  For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403/704-804-3717
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended
	April 2, 2011	April 3, 2010

Revenues	$1,199.0	$1,084.6

Costs and expenses:
Cost of products sold	849.7	771.4
Selling, general and administrative	287.6	248.3
Intangible amortization	7.2	6.2
Special charges, net	3.1	6.8
Operating income	51.4	51.9

Other income (expense), net	2.7	(12.1)
Interest expense	(24.0)	(20.5)
Interest income	1.3	1.6
Equity earnings in joint ventures	8.8	8.7
Income from continuing operations before income taxes	40.2	29.6
Income tax provision	(13.5)	(11.7)
Income from continuing operations	26.7	17.9

Loss from discontinued operations, net of tax	—	(0.2)
Gain (loss) on disposition of discontinued operations, net of tax	(1.9)	3.6
Income (loss) from discontinued operations	(1.9)	3.4

Net income	24.8	21.3

Less: Net income (loss) attributable to noncontrolling interests	1.7	(0.8)

Net income attributable to SPX Corporation common shareholders	$23.1	$22.1

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$25.0	$18.7
Income (loss) from discontinued operations, net of tax	(1.9)	3.4
Net income	$23.1	$22.1

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.50	$0.38
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.04)	0.07
Net income per share attributable to SPX Corporation common shareholders	$0.46	$0.45

Weighted-average number of common shares outstanding - basic	50.264	49.530

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.49	$0.37
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.04)	0.07
Net income per share attributable to SPX Corporation common shareholders	$0.45	$0.44

Weighted-average number of common shares outstanding - diluted	50.940	49.921

 SPX CORPORATION AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

 (Unaudited; in millions)

	April 2,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and equivalents	$372.0	$455.4
Accounts receivable, net	1,198.4	1,164.8
Inventories	614.9	564.3
Other current assets	181.1	176.1
Deferred income taxes	72.6	67.9
Total current assets	2,439.0	2,428.5
Property, plant and equipment:
Land	39.9	40.8
Buildings and leasehold improvements	271.2	264.1
Machinery and equipment	788.3	767.1
	1,099.4	1,072.0
Accumulated depreciation	(546.8)	(526.8)
Property, plant and equipment, net	552.6	545.2
Goodwill	1,690.3	1,634.6
Intangibles, net	748.4	719.5
Other assets	673.2	665.5
TOTAL ASSETS	$6,103.5	$5,993.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$560.9	$538.8
Accrued expenses	1,015.2	1,080.1
Income taxes payable	16.3	16.3
Short-term debt	88.2	36.3
Current maturities of long-term debt	22.7	50.8
Total current liabilities	1,703.3	1,722.3

Long-term debt	1,111.0	1,110.5
Deferred and other income taxes	89.5	86.9
Other long-term liabilities	976.8	969.6
Total long-term liabilities	2,177.3	2,167.0

Equity:
SPX Corporation shareholders’ equity:
Common stock	991.0	986.7
Paid-in capital	1,471.4	1,461.1
Retained earnings	2,369.0	2,358.6
Accumulated other comprehensive loss	(103.5)	(192.6)
Common stock in treasury	(2,510.4)	(2,516.1)
Total SPX Corporation shareholders’ equity	2,217.5	2,097.7
Noncontrolling interests	5.4	6.3
Total equity	2,222.9	2,104.0
TOTAL LIABILITIES AND EQUITY	$6,103.5	$5,993.3

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	April 2, 2011	April 3, 2010
Cash flows used in operating activities:
Net income	$24.8	$21.3
Less: Income (loss) from discontinued operations, net of tax	(1.9)	3.4
Income from continuing operations	26.7	17.9
Adjustments to reconcile income from continuing operations to net cash used in operating activities:
Special charges, net	3.1	6.8
Deferred and other income taxes	4.0	9.3
Depreciation and amortization	28.5	27.8
Pension and other employee benefits	15.0	17.4
Stock-based compensation	19.7	11.9
Other, net	(0.6)	10.9
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	(26.3)	(49.3)
Inventories	(27.9)	(1.9)
Accounts payable, accrued expenses and other	(68.1)	(65.3)
Cash spending on restructuring actions	(9.5)	(10.7)
Net cash used in continuing operations	(35.4)	(25.2)
Net cash used in discontinued operations	(0.8)	(1.5)
Net cash used in operating activities	(36.2)	(26.7)

Cash flows used in investing activities:
Proceeds from asset sales and other	—	0.3
Increase in restricted cash	(1.8)	(5.8)
Business acquisitions, net of cash acquired	(46.5)	(26.8)
Capital expenditures	(16.4)	(11.8)
Net cash used in continuing operations	(64.7)	(44.1)
Net cash from discontinued operations (includes net cash proceeds from dispositions of $6.7 for the three months ended April 3, 2010)	—	6.7
Net cash used in investing activities	(64.7)	(37.4)

Cash flows from financing activities:
Borrowings under senior credit facilities	95.0	102.0
Repayments under senior credit facilities	(95.0)	(78.3)
Repayments under senior notes	(28.2)	—
Borrowings under trade receivables agreement	72.0	10.0
Repayments under trade receivables agreement	(21.0)	(3.0)
Net borrowings (repayments) under other financing arrangements	0.6	(0.1)
Minimum witholdings paid on behalf of employees for net share settlements, net of proceeds from exercise of employee stock options and other	(3.5)	(8.0)
Financing fees paid	—	(1.0)
Dividends paid (includes noncontrolling interest distributions for the three months ended April 2, 2011 of $2.9)	(15.5)	(12.4)
Net cash from continuing operations	4.4	9.2
Net cash from discontinued operations	—	—
Net cash from financing activities	4.4	9.2
Change in cash and equivalents due to changes in foreign currency exchange rates	13.1	(3.9)
Net change in cash and equivalents	(83.4)	(58.8)
Consolidated cash and equivalents, beginning of period	455.4	522.9
Consolidated cash and equivalents, end of period	$372.0	$464.1

SPX CORPORATION AND SUBSIDIARIES

 RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended
	April 2, 2011	April 3, 2010%
Flow Technology

Revenues	$455.9	$354.0	28.8%
Gross profit	156.7	127.3
Selling, general and administrative expense	96.4	83.0
Intangible amortization expense	3.9	3.0
Segment income	$56.4	$41.3	36.6%
as a percent of revenues	12.4%	11.7%

Test and Measurement

Revenues	$248.9	$204.4	21.8%
Gross profit	74.4	59.4
Selling, general and administrative expense	53.2	44.5
Intangible amortization expense	1.6	1.5
Segment income	$19.6	$13.4	46.3%
as a percent of revenues	7.9%	6.6%

Thermal Equipment and Services

Revenues	$325.3	$352.4	-7.7%
Gross profit	72.9	82.4
Selling, general and administrative expense	50.2	49.1
Intangible amortization expense	1.4	1.6
Segment income	$21.3	$31.7	-32.8%
as a percent of revenues	6.5%	9.0%

Industrial Products and Services

Revenues	$168.9	$173.8	-2.8%
Gross profit	47.9	48.6
Selling, general and administrative expense	30.4	28.4
Intangible amortization expense	0.3	0.1
Segment income	$17.2	$20.1	-14.4%
as a percent of revenues	10.2%	11.6%

Total segment income	$114.5	$106.5
Corporate expenses	31.1	22.7
Pension and postretirement expense	9.2	13.2
Stock-based compensation expense	19.7	11.9
Special charges, net	3.1	6.8
Consolidated Operating Income	$51.4	$51.9	-1.0%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended April 2, 2011
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology	28.8%	7.5%	3.2%	18.1%

Test and Measurement	21.8%	—%	1.6%	20.2%

Thermal Equipment and Services	(7.7)%	—%	2.2%	(9.9)%

Industrial Products and Services	(2.8)%	0.8%	0.3%	(3.9)%

Consolidated	10.5%	2.6%	2.1%	5.8%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended
	April 2, 2011	April 3, 2011

Net cash used in continuing operations	$(35.4)	$(25.2)

Capital expenditures - continuing operations	(16.4)	(11.8)

Free cash flow used in continuing operations	$(51.8)	$(37.0)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Three months ended
April 2, 2011

Beginning cash and equivalents	$455.4

Operational cash flow	(35.4)
Business acquisitions, net of cash acquired	(46.5)
Capital expenditures	(16.4)
Increase in restricted cash	(1.8)
Borrowings under senior credit facilities	95.0
Repayments under senior credit facilities	(95.0)
Repayments under senior notes	(28.2)
Net borrowings under trade receivables agreement	51.0
Net borrowings under other financing arrangements	0.6
Minimum tax withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(3.5)
Dividends paid	(15.5)
Cash used in discontinued operations	(0.8)
Change in cash due to changes in foreign exchange rates	13.1

Ending cash and equivalents	$372.0

	Debt at				Debt at
	12/31/2010	Borrowings	Repayments	Other	4/2/2011

Domestic revolving loan facility	$—	$95.0	$(95.0)	$—	$—
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
7.50% senior notes	28.2	—	(28.2)	—	—
6.25% senior notes	21.3	—	—	—	21.3
Trade receivables financing arrangement	—	72.0	(21.0)	—	51.0
Other indebtedness	48.1	0.8	(0.2)	0.9	49.6
Totals	$1,197.6	$167.8	$(144.4)	$0.9	$1,221.9

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	2011E Guidance Range

Net cash from continuing operations	$370.0	$410.0

Capital expenditures	(150.0)	(150.0)

Free cash flow from continuing operations	$220.0	$260.0